Exhibit 3.1
OUTFRONT MEDIA INC.

ARTICLES SUPPLEMENTARY

SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK
($1,000.00 LIQUIDATION PREFERENCE PER SHARE)
OUTFRONT Media Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Article VI of the Charter, and §2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board”), and a duly authorized committee thereof, by duly adopted resolutions, classified and designated 700,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of “Series A Convertible Perpetual Preferred Stock” of the Corporation, par value $0.01 per share, with the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:
SECTION 1.Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 700,000. The Corporation shall not have the authority to issue fractional shares of Series A Preferred Stock.
SECTION 2.Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation:
(a)senior to the Common Stock and each other class or series of Capital Stock of the Corporation now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (such Capital Stock, the “Junior Stock”);
(b)on a parity basis with each other class or series of Capital Stock of the Corporation hereafter authorized, classified or reclassified in accordance with and subject to Section 13(b) of this Articles Supplementary and Section 5.02 of the Investment Agreement, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (such Capital Stock, the “Parity Stock”);
(c)junior to any existing or future Indebtedness (as defined below); and
(d)junior to each other class or series of Capital Stock of the Corporation hereafter authorized, classified or reclassified in accordance with and subject to Section 13(b) of this Articles Supplementary and Section 5.02 of the Investment Agreement, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (such Capital Stock, the “Senior Stock”).
SECTION 3.Definitions. As used herein with respect to Series A Preferred Stock:
“Ares 25% Beneficial Holding Requirement” has the meaning set forth in the Investment Agreement.
“Ares 90% Beneficial Holding Requirement” means that the Ares Purchasers, together with their Affiliates, continue to beneficially own in the aggregate at all times shares Common Stock and shares of Series A Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Series A Preferred Stock that represent, in the aggregate and on an as-converted basis, at least 90% of the number of shares of Common Stock beneficially owned by the Ares Purchasers on an as-converted basis as of the Original Issuance Date.
“Accrued Dividend Record Date” has the meaning set forth in Section 4(e).
“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued on such share pursuant to Section 4(b), whether or not authorized or declared, but that have not, as of such date, been paid to the Holder of such share of Series A Preferred Stock.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Corporation and its Subsidiaries shall not be deemed to be Affiliates of any Purchaser Party or any of its Affiliates, and (ii) “portfolio companies” (as such term is customarily used in the private equity industry) of funds managed or advised by any Affiliate of any Purchaser Party shall not be considered to be Affiliates of any Purchaser Party or any of its Affiliates so long as such portfolio company (x) has not been directed by the Purchaser or any of its Affiliates or any Purchaser Director Designee in carrying out any act prohibited by these Articles Supplementary or the Investment Agreement, (y) is not a member of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) with either the Purchaser or any of its Affiliates with respect to any securities of the Corporation, and (z) has not received from the Purchaser or any Affiliate of the Purchaser or any Purchaser Director Designee, directly or indirectly, any Confidential Information. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Ares Purchasers” has the meaning set forth in the Investment Agreement.
“Articles Supplementary” means these Articles Supplementary classifying and designating the Series A Preferred Stock.
“as-converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock pursuant to Section 6 (at the Conversion Rate in effect on such date) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Series A Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to Section 6 on such date (at the Conversion Rate in effect on such date).
“ATM Equity Offering” means the sale of shares of Common Stock pursuant to the ATM Equity OfferingSM Sales Agreement, dated as of November 21, 2017, by and among the

Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, or pursuant to a similar replacement at-the-market equity offering program.
“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Liquidation Preference and (b) the Base Amount Accrued Dividends with respect to such share as of such date.
“Base Amount Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the Accrued Dividends with respect to such share as of such date.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person together with such Person’s Affiliates is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person into Common Stock).
“Board” means the Board of Directors of the Corporation.
“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to be closed.
“Bylaws” means the Amended and Restated Bylaws of the Corporation, dated as of February 21, 2019, as may be amended from time to time.
“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Cash Conversion Amount” has the meaning set forth in Section 6(a).
“Cash Dividend” has the meaning set forth in Section 4(c).

“Change of Control” means (i) any sale, transfer, conveyance or disposition in one or a series of transactions of all or substantially all of the consolidated assets of the Corporation to a Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to a Subsidiary of the Corporation or a Person that becomes a Subsidiary of the Corporation; or (ii) any sale, consolidation, merger, recapitalization or other transaction of the Corporation with or into another Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (whether or not the Corporation is the surviving Person) that results in the holders of Common Stock (or other Voting Stock of the Corporation, including shares of Common Stock determined on an as-converted basis assuming all Series A Preferred Stock then outstanding had been converted pursuant to Section 6 (without regard to any of the limitations on convertibility contained therein) as of immediately prior to such sale, consolidation or merger) immediately prior to such sale, consolidation, merger, recapitalization or other transaction failing to hold at least a majority of the Common Stock (or other Voting Stock of the Corporation of the resulting entity or its parent company, as determined on an as-converted basis).
“Change of Control Cash Conversion Amount” has the meaning set forth in Section 9(b).
“Change of Control Conversion” has the meaning set forth in Section 9(b).
“Change of Control Conversion Date” means, with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 9(b), the date on which the Corporation settles the Change of Control Conversion.
“Change of Control Conversion Deadline” has the meaning set forth in Section 9(d)(ii).
“Change of Control Effective Date” has the meaning set forth in Section 9(d).
“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Corporation makes the payment in full of the Change of Control Purchase Price for such share to the Holder thereof.
“Change of Control Purchase Price” has the meaning set forth in Section 9(a).
“Change of Control Put” has the meaning set forth in Section 9(a).
“Change of Control Put Deadline” has the meaning set forth in Section 9(d)(i).
“Charter” means the Corporation’s Articles of Amendment and Restatement, effective as of March 28, 2014, as amended by the Articles of Amendment effective as of November 20,

2014 and the Articles of Amendment effective as of June 10, 2019, as amended, supplemented and corrected from time to time, and shall include these Articles Supplementary.
“close of business” means 5:00 p.m. (New York City time).
“Closing Date” has the meaning set forth in the Investment Agreement.
“Closing Price” means, on any date of determination, the closing sale price of the Common Stock or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the NYSE on such date. If the Common Stock is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Corporation for such purpose.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Common Dividend” has the meaning set forth in Section 4(i).
“Common Dividend Record Date” has the meaning set forth in Section 4(i).
“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
“Company Charter Documents” has the meaning set forth in the Investment Agreement.
“Company Stock Plans” has the meaning set forth in the Investment Agreement.
“Confidential Information” has the meaning set forth in the Investment Agreement.
“Constituent Person” has the meaning set forth in Section 12(a).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.
“Conversion Date” has the meaning set forth in Section 8(a).
“Conversion Notice” has the meaning set forth in Section 8(a)(i).
“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate.
“Conversion Rate” means, initially, for each share of Series A Preferred Stock, 62.50 shares of Common Stock, subject to adjustment as set forth herein.
“Corporation” means OUTFRONT Media Inc., a Maryland corporation.
“Current Market Price” means, as of any date of determination, the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 11.
“Distributed Property” has the meaning set forth in Section 11(a)(iv).
“Distribution Transaction” means any transaction by which a Subsidiary of the Corporation ceases to be a Subsidiary of the Corporation by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, rights offering or similar transaction.
“Dividend” has the meaning set forth in Section 4(a).
“Dividend Payment Date” means March 31, June 30, September 30, and December 31 of each year, commencing on the first such date to occur following the Original Issuance Date (the “Initial Dividend Payment Date”); provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.
“Dividend Payment Period” means (i) in respect of any share of Series A Preferred Stock issued on the Original Issuance Date, the period from and including the Original Issuance Date to but excluding the Initial Dividend Payment Date and, subsequent to the Initial Dividend Payment

Date, the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date, (ii) for any share of Series A Preferred Stock issued subsequent to the Original Issuance Date, provided that such share was issued and outstanding on the Dividend Record Date, the period from and including the Issuance Date of such share to but excluding the next Dividend Payment Date and (iii) for any share of Series A Preferred Stock issued subsequent to the Original Issuance Date and not issued and outstanding on the Dividend Record Date for the Dividend Payment Period in which such share was issued, the period from and including the next Dividend Payment Date to but excluding the next immediately following Dividend Payment Date and, subsequently, in each case the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.
“Dividend Rate” means 7.0% per annum, or, to the extent and during the period with respect to which such rate has been adjusted as provided in Section 4(c), Section 4(d) or Section 9(k), such adjusted rate; provided, that the Dividend Rate shall be increased by an additional 0.75% effective on each anniversary of the Original Issuance Date beginning on and following the eighth (8th) anniversary of the Original Issuance Date.
“Dividend Record Date” has the meaning set forth in Section 4(e).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Property” has the meaning set forth in Section 12(a).
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof.
“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreement shall be a Holder and the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Corporation, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Implied Quarterly Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (a) the Base Amount of such share on the first day of the applicable Dividend Payment Period and (b) one fourth of the Dividend Rate applicable on such date.
“Indebtedness” means (a) all obligations of the Corporation or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Corporation or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Corporation or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Corporation or any of its Subsidiaries and (e) all guarantees by the Corporation or any of its Subsidiaries of any of the foregoing.
“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Corporation or its Subsidiaries.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Corporation.
“Investment Agreement” means that certain Investment Agreement by and among the Corporation, the Providence Purchasers and the Ares Purchasers, dated as of April 16, 2020, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.
“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.
“Junior Stock” has the meaning set forth in Section 2(a).
“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.
“Mandatory Conversion” has the meaning set forth in Section 7(a).
“Mandatory Conversion Date” has the meaning set forth in Section 7(a).

“Mandatory Conversion Price” means the product of (i) 1.50 and (ii) the Conversion Price, as adjusted pursuant to the provisions of Section 11(a).
“Market Disruption Event” means any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined (the “Relevant Exchange”) during the one-half-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange.
“MGCL” means the Maryland General Corporation Law.
“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).
“Notice of Redemption” has the meaning set forth in Section 10(a).
“NYSE” means the New York Stock Exchange.
“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer, the Treasurer, any Senior Vice President or the Corporate Secretary of the Corporation.
“open of business” means 9:00 a.m. (New York City time).
“Original Issuance Date” means the date that the shares of Series A Preferred Stock sold pursuant to the Investment Agreement were actually issued to the Holders thereof.
“Parity Stock” has the meaning set forth in Section 2(b).
“Participating Dividend Amount” has the meaning set forth in Section 4(i).
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.
“PIK Dividend” has the meaning set forth in Section 4(c).

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Corporation.
“Providence 25% Beneficial Holding Requirement” has the meaning set forth in the Investment Agreement.
“Providence Director Designee” has the meaning set forth in the Investment Agreement.
“Providence Purchasers” has the meaning set forth in the Investment Agreement.
“Purchaser Parties” has the meaning set forth in the Investment Agreement.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).
“Redemption Date” means, with respect to each share of Series A Preferred Stock, the date on which the Corporation makes the payment in full of the Redemption Price for such share to the Holder of such share.
“Redemption Price” has the meaning set forth in Section 10(a).
“Redemption Right” has the meaning set forth in Section 10(a).
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.
“Registration Rights Agreement” means that certain Registration Rights Agreement between the Corporation, the Providence Holders and the Ares Holders dated as of April 20, 2020, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.
“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.
“REIT-Based Cash Conversion” has the meaning set forth in Section 6(a).

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event.”
“Reorganization Event” has the meaning set forth in Section 12(a).
“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Corporation or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.
“Senior Stock” has the meaning set forth in Section 2(d).
“Series A Preferred Stock” has the meaning set forth in Section 1.
“Share Cap” has the meaning set forth in Section 4(c).

“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness.
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.
“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be EQ Shareowner Services.
“Trigger Event” has the meaning set forth in Section 11(a)(vi).
“Voting Stock” means (i) with respect to the Corporation, the Common Stock, the Series A Preferred Stock and any other Capital Stock of the Corporation having the right to vote generally in any election of directors of the Corporation and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of the board of directors of such Person or other similar governing body.
“VWAP” means the volume-weighted average price per share of Common Stock on any Trading Day as displayed under the heading “Bloomberg VWAP” on the Bloomberg page “OUT <equity> AQR” (or its equivalent successor if Bloomberg ceases to publish such price or such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Corporation). The VWAP shall be determined without regard to after-hours trading or any other trading outside of the regular trading session.

SECTION 4.Dividends. (a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).
(b) Accrual of Dividends. Dividends on each share of Series A Preferred Stock (i) shall accrue on a daily basis from and including the Issuance Date of such share, whether or not authorized or declared and whether or not the Corporation has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable quarterly in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Corporation, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. The amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Dividend Payment Period in which such day falls; provided that if during any Dividend Payment Period any Accrued Dividends in respect of one or more prior Dividend Payment Periods are paid, then after the date of such payment, the amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such Dividend Payment Period. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal (A) the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period minus (B) the Participating Dividend Amount received in respect of such share of Series A Preferred Stock during such Dividend Payment Period. For the avoidance of doubt, for any share of Series A Preferred Stock with an Issuance Date that is not a Dividend Payment Date, the amount of Dividends payable with respect to the initial Dividend Payment Period for such share shall equal the product of (A) the daily accrual determined as specified in the prior sentence, assuming a full Dividend Payment Period in accordance with the definition of such term minus the Participating Dividend Amount received in respect of such share of Series A Preferred Stock during such initial Dividend Payment Period and (B) the number of days from and including such Issuance Date to but excluding the next Dividend Payment Date.
(c)    Payment of Dividend. On each Dividend Payment Date, with respect to all shares of Series A Preferred Stock, the Corporation will pay, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Corporation, to the extent permitted by applicable law, Dividends either, in its sole discretion, (i) in cash (any Dividend or portion of a Dividend paid in cash, a “Cash Dividend”), (ii) as a dividend in kind, and will issue additional shares of Series A Preferred Stock (any Dividend or portion of a Dividend paid in the manner provided in this clause, a “PIK Dividend”) having value (as determined in accordance with the immediately following sentence) equal to the amount of Accrued Dividends during such Dividend Payment Period or (iii) a combination of a Cash Dividend and a PIK Dividend; provided, that following the eighth (8th) anniversary of the Original Issuance Date, the Corporation will pay only Cash Dividends; provided, that (A) Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward) and (B) if the Corporation pays a PIK Dividend, no fractional shares of Series A Preferred Stock shall be issued to any Holder (after taking into account all shares of Series A Preferred Stock held by such Holder) and in lieu of any such fractional share, the Corporation shall pay to such Holder, at the Corporation’s option, either (1) an amount in cash equal to the applicable fraction of a share of Series A Preferred Stock multiplied by the Liquidation Preference per share of Series A Preferred Stock or (2) one additional whole share of Series A Preferred Stock. In the event that the Corporation pays a PIK Dividend, each share of Series A Preferred Stock paid in connection therewith shall have a deemed value for such purpose equal to the Liquidation Preference per share of Series A Preferred Stock, and the aggregate number of additional shares of Series A Preferred Stock issuable to a Holder in connection with the payment of a PIK Dividend will be, with respect to all of the shares of Series A Preferred Stock held by the Holder, and without limiting the proviso above concerning fractional shares, the number (or fraction) obtained from the quotient of (1) the aggregate amount of the applicable PIK Dividend for all such shares of Series A Preferred Stock divided by (2) the Liquidation Preference per share of Series A Preferred Stock. Any share of Series A Preferred Stock issued as a PIK Dividend will be duly authorized, validly issued and fully paid and nonassessable. Notwithstanding anything to the contrary in the foregoing, if at any time the number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock could be converted exceeds 28,856,239 shares of Common Stock (as adjusted for any event set forth in Section 11) (the “Share Cap”), then unless the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of the Share Cap has been approved by holders of the Common Stock in accordance with applicable NYSE stockholder approval requirements, during such time the Corporation must make Cash Dividends on all outstanding shares of Series A Preferred Stock on any applicable Dividend Payment Date except to the extent prohibited by applicable Maryland law. If the Corporation fails to pay in cash in the circumstances contemplated by the preceding sentence, then any Dividends otherwise payable on such Dividend Payment Date (or upon conversion of the Series A Preferred Stock for any Accrued Dividends prior to any such Dividend Payment Date in the circumstances contemplated in the preceding sentence) shall continue to accrue and accumulate at a Dividend Rate equal to the Dividend Rate as of immediately prior to such time plus 1.00% per annum for the period from and including the first Dividend Payment Date (or upon conversion for any Accrued Dividends prior to any such Dividend Payment Date in the circumstances contemplated in the preceding sentence) upon which the Corporation fails to pay in cash through but not including the day upon which the Corporation pays in cash all such Accrued Dividends that are payable only in cash pursuant to the preceding sentence.
(d)    Arrearages. Prior to the eighth (8th) anniversary of the Original Issuance Date, if the Corporation fails to declare a Dividend on the Series A Preferred Stock for any Dividend Payment Period or the Corporation fails to pay a full Cash Dividend on the Series A Preferred Stock on any Dividend Payment Date, then any such Dividend shall be effected as a PIK Dividend, and, without the prior consent of Holders, the Corporation may not subsequent to the first applicable Dividend Payment Date pay such Dividend in cash. Following the eighth (8th) anniversary of the Original Issuance Date, if the Corporation fails to pay a full Cash Dividend on the Series A Preferred Stock on any Dividend Payment Date, then such Dividend shall be effected as a PIK Dividend and the Series A Preferred Stock shall immediately upon such failure continue to accrue and cumulate at a Dividend Rate equal to the Dividend Rate as of immediately prior to such time plus 2.0% per annum, payable quarterly in arrears on each Dividend Payment Date as a Cash Dividend, for the period from and including the first Dividend Payment Date upon which the Corporation failed to pay a full Cash Dividend on the Series A Preferred Stock through but not including the day upon which the Corporation pays in accordance with Section 4(c) an aggregate amount of Cash Dividends on the Series A Preferred Stock that exceed the previously failed Cash Dividends (such period, a “Cash Dividend Failure Period”). Dividends shall accumulate from the most recent date through which Dividends shall have been paid, or, if no Dividends have been paid, from the Issuance Date. After the eighth anniversary of the Original Issuance Date, the Corporation may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock during a Cash Dividend Failure Period. For the avoidance of doubt, except if required to pay Cash Dividends with respect to exceeding the Share Cap under Section 4(c), the Corporation shall not be required to pay any Cash Dividends from the Original Issuance Date until the eighth (8th) anniversary of the Original Issuance Date. For the avoidance of doubt, if following the eighth (8th) anniversary of the Original Issuance Date, the Corporation does not pay a full Cash Dividend on a Dividend Payment Date, then the period from and including the first Dividend Payment Date upon which the Corporation did not pay a full Cash Dividend on the

Series A Preferred Stock through but not including the day upon which the Corporation pays in accordance with Section 4(c) an aggregate amount of Cash Dividends on the Series A Preferred Stock that exceed the amount of Cash Dividends not paid in full since such first Dividend Payment Date of such period shall be deemed to be a Cash Dividend Failure Period.
(e)    Record Date. The record date for payment of Dividends that are paid on any relevant Dividend Payment Date will be the close of business on the twentieth (20th) day of the calendar month which contains the relevant Dividend Payment Date (each, a “Dividend Record Date”) and the record date for payment of any Accrued Dividends will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than forty-five (45) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.
(f)     Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;
(ii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;
(iii) purchases of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;
(iv) payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;
(v) distributions of Junior Stock or rights to purchase Junior Stock;
(vi) any dividend in connection with the implementation of a stockholder rights or similar plan, or the redemption or repurchase of any rights under any such plan;

(vii) any repurchases, redemptions or other acquisitions of shares of Capital Stock issued in connection with existing DownREIT arrangements; or
(viii) (A) any dividend or distribution in cash or Capital Stock of the Corporation on or in respect of the Capital Stock of the Corporation to the extent that such declaration or payment of a dividend or making of a distribution is necessary to maintain the Corporation’s status as a REIT, or to avoid the payment by the Corporation of any federal or state income or excise tax for any taxable year (a “Required REIT Distribution”) and (B) any dividend or distribution in cash on or in respect of the Common Stock which, together with all other dividends or distributions pursuant to this clause (B) during the 12-month period immediately preceding such dividend or distribution, does not exceed 5% of the aggregate Required REIT Distributions paid by the Corporation on or in respect of the Common Stock during such 12-month period; provided, that following the one-year anniversary of the Original Issuance Date, if all or a portion of the dividends or distributions described in the foregoing clauses (A) or (B) is in cash (such dividend or distribution or portion thereof in cash, the “Permitted Cash Distribution”), then concurrently, and as a condition to, such Permitted Cash Distribution, each holder of the Series A Preferred Stock shall receive an amount in cash per share of Series A Preferred Stock equal to the Participating Dividend Amount as calculated in accordance with Section 4(i), which amount shall constitute an advance on and reduce, on a dollar-for-dollar basis, the next successive Dividend payable in respect of such share of Series A Preferred Stock in accordance with Section 4(b) and 4(c).
Subject to the provisions of this Section 4, dividends may be authorized by the Board, or any duly authorized committee thereof, and declared and paid by the Corporation, on any Junior Stock from time to time and the Holders will not be entitled to participate in those dividends (other than pursuant to the adjustments otherwise provided under Section 11(a) or Section 12(a), as applicable).
(g)    Conversion Following a Record Date. If the Conversion Date or Change of Control Conversion Date, as applicable, for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends as of the Conversion Date or Change of Control Conversion Date, as applicable, in the calculation under Section 6(a), Section 9(b) or Section 7(a), as applicable. If the Conversion Date or Change of Control Conversion Date, as applicable, for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date or an Accrued Dividend Record

Date but prior to the corresponding Dividend Payment Date or the corresponding date of payment of such Accrued Dividend, the Holder of such shares as of such Dividend Record Date or Accrued Dividend Record Date, as applicable, shall be entitled to receive such Dividend in the form of a Cash Dividend on the applicable Dividend Payment Date, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date; provided that the amount of such Dividend shall not be included for the purpose of determining the amount of Accrued Dividends under Section 6(a) or Section 7(a), as applicable, with respect to such Conversion Date or Change of Control Conversion Date, as applicable.
(h)    In determining for purposes of Section 2-311 of the MGCL whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation), by distribution, redemption or otherwise, is permitted, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock will not be added to the total liabilities of the Corporation.
(i)    Participating Dividends. On and after the first anniversary of the Original Issuance Date, if the Corporation or the Board or any duly authorized committee thereof declares a cash dividend or distribution (whether quarterly, extraordinary, or other) in respect of the shares of Common Stock of the Corporation (a “Common Dividend”), each Holder of shares of Series A Preferred Stock shall be entitled to receive, on the payment date of such Common Dividend, an amount in cash per share of Series A Preferred Stock equal to the lesser of (x) the Implied Quarterly Dividend Amount during such Dividend Payment Period in respect of such share of Series A Preferred Stock and (y) the product of (a) the amount of cash per share of Common Stock declared by the Corporation or the Board or any duly authorized committee thereof in respect of such Common Dividend and (b) the number of shares of Common Stock equal to the quotient of (i) the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the record date of such Common Dividend (the “Common Dividend Record Date”) divided by (ii) the Conversion Price of such share of Series A Preferred Stock as of the Common Dividend Record Date. The amount of cash received in respect of a share of Series A Preferred Stock in connection with the preceding sentence shall be such share’s “Participating Dividend Amount” in respect of such Common Dividend.
SECTION 5.Liquidation Rights. (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set apart for the holders of any Junior Stock and the rights of the Corporation’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends with respect to such share of Series A Preferred Stock to and including the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, converted such shares of Series A Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Corporation’s remaining assets in respect of such Holder’s Series A Preferred Stock.
(b)    Partial Payment. If, in connection with any distribution described in Section 5(a) above, the assets of the Corporation or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders, the amounts distributed to the Holders shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.
SECTION 6.Right of the Holders to Convert.
(a)    At any time after the Original Issuance Date, each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert each share of such Holder’s Series A Preferred Stock at any time into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date, plus (ii) cash in lieu of fractional shares as set out in Section 11(h); provided that, if the Corporation’s status as a REIT would be materially and adversely affected as result of a conversion, the Corporation may elect in its sole discretion to settle such conversion in cash (a “REIT-Based Cash Conversion”) by delivering, in lieu of any shares of Common Stock, to each such Holder an amount of cash per share equal to the VWAP per share of Common Stock on the Trading Day immediately preceding the Conversion Date for each share of Common Stock that such Holders would have received had such Holders converted such shares of Series A Preferred Stock into Common Stock on the Conversion Date (the “Cash Conversion Amount”); provided, further, that prior to effecting any REIT-Based Cash Conversion, the Corporation shall deliver prior written notice to such Holder and provide such Holder with a ten (10) Business Days period during which such Holder may rescind the Conversion Notice previously delivered to the Corporation by such Holder with respect to such shares of Series A Preferred Stock and automatically and without penalty cancel the proposed conversion upon delivery by such Holder of a written response to the Corporation within such ten (10) Business Day period. The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time following the Original Issuance Date; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).
(b)    The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.
(c)    Notwithstanding anything to the contrary in this Section 6, if at any time the number of shares of Common Stock into which the outstanding Series A Preferred Stock could be converted exceeds the Share Cap, then unless the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of the Share Cap has been approved by holders of the Common Stock in accordance with applicable NYSE stockholder approval requirements, during such time the Holders shall not have the right to acquire shares of Common Stock in connection with a conversion of the Series A Preferred Stock, and the Corporation shall not be required to issue shares of Common Stock, in excess of the Share Cap, and the Corporation shall deliver, in lieu of any shares of Common Stock otherwise deliverable upon conversion in excess of the Share Cap, an amount of cash per share equal to the Cash Conversion Amount.
SECTION 7.Mandatory Conversion by the Corporation. (a) If at any time, or from time to time, from and after the third anniversary of the Original Issuance Date, if (i) the VWAP per share of Common Stock was greater than the Mandatory Conversion Price for at least twenty (20) Trading Days in any period of thirty (30) Trading Days and (ii) (A) the Corporation has an effective Resale Shelf Registration Statement (as defined in the Registration Rights Agreement) on file with the Securities and Exchange Commission or (B) the shares of Common Stock to be issued upon such Mandatory Conversion would be eligible to be offered, sold or otherwise tr ansferred by the Holder thereof pursuant to Rule 144 under the Securities Act (or any successor rule thereto), without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied), then the Corporation may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Corporation for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding shall be converted into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the Mandatory Conversion Date divided by (B) the Conversion Price of such share in effect as of the Mandatory Conversion Date, plus (ii) cash in lieu of fractional shares as set out in Section 11(h).
(b)    Notice of Mandatory Conversion. If the Corporation elects to effect a Mandatory Conversion, the Corporation shall, within ten (10) Business Days following the completion of the applicable period of thirty (30) Trading Days referred to in Section 7(a) above, provide notice of Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by the Corporation shall be no less than five (5) Business Days and no more than fifteen (15) Business Days after the date on which the Corporation provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:
(i) the Mandatory Conversion Date selected by the Corporation; and
(ii) the Conversion Rate as in effect on the Mandatory Conversion Date, the number of shares of Common Stock to be issued to such Holder upon conversion of each share of Series A Preferred Stock held by such Holder and, if applicable, the amount of cash in lieu of fractional shares to be paid to such Holder upon conversion of each share of Series A Preferred Stock held by such Holder.
SECTION 8.Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to this Section 8(a):
(i) in the case of a conversion pursuant to Section 6(a) or Section 9(b), complete and manually or electronically sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided that a Conversion Notice may be made conditional by such Holder on the completion of a Change of Control or other specified corporate transaction as such Holder may specify;
(ii) deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;
(iii) if required, furnish appropriate endorsements and transfer documents; and
(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 21.
If the Corporation duly exercises a Mandatory Conversion pursuant to Section 7, then the Mandatory Conversion of such shares of Series A Preferred Stock will occur automatically and without the need for any action on the part of the Holder thereof. The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Common Stock to the Holders in the event of a Change of Control Conversion.
The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice), and (B) with respect to a Mandatory Conversion pursuant to Section 7(a), the Mandatory Conversion Date.
(b)    Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date or Change of Control Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer accrue on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(c)    Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and/or, to the extent applicable, cash (including the Cash Conversion Amount or Change of Control Cash Conversion Amount), securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date or Change of Control Conversion Date, as applicable, shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash (including the Cash Conversion Amount or Change of Control Cash Conversion Amount), securities or other property as of the close of business on such Conversion Date or Change of Control Conversion Date, as applicable. As promptly as practicable on or after the Conversion Date or Change of Control Conversion Date, as applicable, and compliance by the applicable Holder with the relevant procedures contained in

Section 8(a) (and in any event no later than three (3) Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 11(h)) and/or, to the extent applicable, any cash (including the Cash Conversion Amount or Change of Control Cash Conversion Amount), securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date or Change of Control Conversion Date, as applicable. Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Corporation, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate Holder on a book-entry basis or by mailing certificates representing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a) or Section 9(b)) or in the records of the Corporation (in the case of a Mandatory Conversion). In the event that a Holder shall not by written or electronic notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and/or, to the extent applicable, cash (including the Cash Conversion Amount or Change of Control Cash Conversion Amount), securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Corporation shall be entitled to register and deliver such shares, securities or other property, and make such payment (including the Cash Conversion Amount or Change of Control Cash Conversion Amount), in the name of the Holder and in the manner shown on the records of the Corporation.
(d)    Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with these Articles Supplementary, or otherwise acquired by the Corporation in any manner whatsoever, shall return to the status of and constitute authorized but unissued shares of Series A Preferred Stock, until such shares are once more classified as a particular class or series by the Board pursuant to the provisions of the Charter.
SECTION 9.Change of Control. (a) Repurchase at the Option of the Holder. Upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock shall have the option, provided that such Holder has not elected to exercise the Change of Control Conversion pursuant to Section 9(b) in connection with any such Change of Control, to require the Corporation to purchase (a “Change of Control Put”) any or all of its shares of Series A Preferred Stock at a purchase price per share of Series A Preferred Stock, payable in cash equal to (A) 1.05 multiplied by (B) the sum of the Liquidation Preference of such share of Series A Preferred Stock plus the Accrued Dividends in respect of such share of Series A Preferred Stock, as of the applicable Change of Control Purchase Date (the “Change of Control Purchase Price”); provided that, the Corporation shall only be required to pay the Change of Control Purchase Price after the Satisfaction of the Indebtedness Obligations.
(b)    Conversion at the Option of the Holder. Upon the occurrence of a Change of Control, each Holder shall have the right, provided that such Holder has not elected to exercise the Change of Control Put pursuant to Section 9(a) in connection with any such Change of Control, at such Holder’s option, subject to the conversion procedures set forth in Section 8 and this Section 9, to convert any or all shares of such Holder’s Series A Preferred Stock (the “Change of Control Conversion”) into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the applicable Change of Control Conversion Date divided by (B) the Conversion Price as of the applicable Change of Control Conversion Date, plus (ii) cash in lieu of fractional shares as set out in Section 11(h); provided that, if the Corporation’s status as a REIT would be materially and adversely affected as result of a conversion, the Corporation may elect in its sole discretion to settle pursuant to a REIT-Based Cash Conversion by delivering, in lieu of any shares of Common Stock, to each such Holder an amount of cash per share equal to the VWAP per share of Common Stock on the Trading Day immediately preceding the Change of Control Conversion Date for each share of Common Stock that such Holders would have received had such Holders converted such shares of Series A Preferred Stock into Common Stock on the Change of Control Conversion Date (the “Change of Control Cash Conversion Amount”); provided, further, that prior to effecting any REIT-Based Cash Conversion, the Corporation shall deliver prior written notice to such Holder and provide such Holder with a ten (10) Business Days period during which such Holder may rescind the Conversion Notice previously delivered to the Corporation by such Holder with respect to such shares of Series A Preferred Stock and automatically and without penalty cancel the proposed conversion upon delivery by such Holder of a written response to the Corporation within such ten (10) Business Day period; provided, further, that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).
(i) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.
(ii) Notwithstanding anything to the contrary in this Section 9, unless the issuance of shares upon conversion of the Series A Preferred Stock has been approved by holders of the Common Stock in accordance with applicable NYSE stockholder approval requirements, the Holders shall not have the right to acquire shares of Common Stock, and the Corporation shall not be required to issue shares of Common Stock, in excess of the Share Cap and the Corporation shall deliver, in lieu of any shares of Common Stock otherwise deliverable upon conversion in excess of the Share Cap, an amount of cash per share equal to the Change of Control Cash Conversion Amount.
(c)    Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control may occur), a written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed).
(d)    Final Change of Control Notice. Within ten (10) days following the effective date of the Change of Control (the “Change of Control Effective Date”) (or if the Corporation discovers later than such date that a Change of Control has occurred, promptly following the date of such discovery), a final written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain:
(i) the date by which the Holder must elect to exercise a Change of Control Put (which shall be no earlier than 30 days before the Change of Control Purchase Date) (the “Change of Control Put Deadline”);
(ii) the date by which the Holder must elect to exercise a Change of Control Conversion (which shall be no earlier than 30 days before the Change of Control Conversion Date) (the “Change of Control Conversion Deadline”);
(iii) a description of the payments and other actions required to be made or taken in order to effect the Satisfaction of the Indebtedness Obligations;

(iv) the Change of Control Purchase Date and the Change of Control Conversion Date for such shares (which shall be the later of (A) 61 days from the date such notice is mailed or (B) the day the Satisfaction of the Indebtedness Obligations has occurred); and
(v) the instructions a Holder must follow to exercise a Change of Control Put or Change of Control Conversion in connection with such Change of Control.
(e)    Change of Control Put Procedure. To exercise a Change of Control Put, a Holder must, no later than 5:00 p.m., New York City time, on the Change of Control Put Deadline, surrender to the Conversion Agent the certificates representing the shares of Series A Preferred Stock to be repurchased by the Corporation or lost stock affidavits therefor, if applicable.
(f)    Change of Control Conversion Procedure and Delivery. To exercise a Change of Control Conversion, a Holder must, no later than 5:00 p.m., New York city time, on the Change of Control Conversion Deadline, satisfy the requirements of Section 8(a)(ii), (iii) and (iv). The delivery procedures set forth in Section 8 shall apply to any Change of Control Conversion.
(g)    Delivery upon Change of Control Put. Upon a Change of Control Put, after the Satisfaction of the Indebtedness Obligations and subject to Section 9(k) below, the Corporation (or its successor) shall deliver or cause to be delivered to the Holder within five (5) Business Days by mail or wire transfer the Change of Control Purchase Price of such Holder’s shares of Series A Preferred Stock.
(h)    Treatment of Shares. If a Holder does not elect to effect a Change of Control Put or a Change of Control Conversion pursuant to this Section 9 with respect to all of its shares of Series A Preferred Stock, the shares of Series A Preferred Stock held by it and not surrendered for purchase or conversion by the Corporation will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled in accordance with the terms of these Articles Supplementary. From and after the Change of Control Purchase Date and Change of Control Conversion Date, with respect to any share of Series A Preferred Stock for which a Holder elected to effect a Change of Control Put or the Change of Control Conversion and that the Corporation has repurchased or converted the applicable shares of Series A Preferred Stock in accordance with the provisions of this Section 9, (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, until a share of Series A Preferred Stock is either purchased by the Corporation or is converted, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein.
(i)    Partial Exercise of Change of Control Put or Change of Control Conversion. In the event that a Change of Control Put or Change of Control Conversion is effected with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such Change of Control Put or Change of Control Conversion, the Corporation shall execute and the Transfer Agent shall countersign and deliver to such Holder, at the expense of the Corporation, a certificate representing the shares of Series A Preferred Stock held by the Holder as to which a Change of Control Put or Change of Control Conversion was not effected (or book-entry interests representing such shares).
(j)    Redemption by the Corporation. In the case of a Change of Control, any shares of Series A Preferred Stock as to which a Change of Control Put or Change of Control Conversion was not exercised may be redeemed, at the option of the Corporation (or its successor or the acquiring or surviving Person in such Change of Control), upon not less than ten (10) nor more than sixty (60) days’ notice, which notice must be received by the affected Holders within thirty (30) days of the Change of Control Put Deadline, at a redemption price per share, payable in cash equal to (i) the Liquidation Preference as of the date of redemption plus (ii) Accrued Dividends as of the date of redemption. Unless the Corporation (or its successor or the acquiring or surviving Person in such Change of Control) defaults in making the redemption payment on the applicable redemption date, on and after the redemption date, (A) Dividends shall cease to accrue on the shares of Series A Preferred Stock so called for redemption, (B) all shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding and (C) all rights with respect to such shares of Series A Preferred Stock shall on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable in such redemption.
(k)    Specified Contract Terms. If the Corporation (A) shall not have sufficient funds legally available under the MGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 9(a) (the “Required Number of Shares”) or (B) will be in violation of Specified Contract Terms if it purchases the Required Number of Shares, the Corporation shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 9(a), a number of shares of Series A Preferred Stock with an aggregate Change of Control Purchase Price equal to the lesser of (1) the amount legally available for the purchase of shares of Series A Preferred Stock under the MGCL and (2) the largest amount that can be used for such purchase not prohibited by Specified Contract Terms and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Purchase Price as soon as practicable after the Corporation is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Corporation (or its successor) to make a purchase payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law and Specified Contract Terms. If the Corporation fails to pay the Change of Control Purchase Price in full when due in accordance with this Section 9 in respect of some or all of the shares or Series A Preferred Stock to be repurchased pursuant to the Change of Control Put, the Corporation will pay Cash Dividends on such shares not repurchased at a Dividend Rate equal to the Dividend Rate as of immediately prior to such time plus 1.0% per annum, accruing daily from such date until the Change of Control Purchase Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series A Preferred Stock. Notwithstanding the foregoing, in the event a Holder elects to exercise the Change of Control Put pursuant to this Section 9 at a time when the Corporation is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Change of Control Put, the Corporation will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to comply with its obligations under this Section 9.
SECTION 10.Redemption at the Option of the Corporation. (a) At any time after the seventh (7th) anniversary of the Original Issuance Date, the Corporation shall have the right (but not the obligation) (a “Redemption Right”) to redeem any or all of the then-outstanding shares of Series A Preferred Stock, at a redemption price per share of Series A Preferred Stock (payable by the Corporation in cash) equal to the sum of (i) the Liquidation Preference of the shares of Series A Preferred Stock to be redeemed plus (ii) the Accrued Dividends with respect to such shares of Series A Preferred Stock as of the applicable Redemption Date (such price, the “Redemption Price”); provided, however, that, if the Redemption Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date, then (A) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as a Cash Dividend as of the close of business on the applicable Dividend Record Date for such Dividend, notwithstanding the Corporation’s exercise of the Redemption Right and (B) the amount of such Cash Dividend will not be included in the Redemption Price.

In connection with any such redemption, a written notice (a “Notice of Redemption”) shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation pursuant to Section 10(b). The Redemption Price shall be paid to the Holders in cash and on a pro rata basis such that each Holder shall be entitled to receive, with respect to each single share of Series A Preferred Stock held by such Holder, the same amount of cash as each other Holder is entitled to receive with respect to each share of Series A Preferred Stock held by such other Holder.
(b)    A Notice of Redemption shall be provided to Holders at least ten (10) days and not more than sixty (60) days before the date fixed for any redemption pursuant to Section 10(a). Any Notice of Redemption mailed or delivered as provided in this Section 10(b) shall be conclusively presumed to have been duly given, whether or not any applicable Holder receives such notice, but failure to duly give such notice by mail or delivery, or any defect in such notice or in the mailing or delivery thereof, to any Holder of shares of Series A Preferred Stock designated for redemption pursuant to Section 10(a) shall not affect the validity of the proceedings for the redemption of any other share(s) of Series A Preferred Stock to the extent that such failure to duly give notice or any defect in such notice or the mailing or delivery thereof (in each case, to the extent such failure or defect is not promptly cured or corrected) does not materially prejudice any such Holder. Each Notice of Redemption given to a holder shall include: (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) with respect to each share of Series A Preferred Stock, the Redemption Price; and (iv) the procedures that Holders of shares of Series A Preferred Stock must follow in order for their shares of Series A Preferred Stock to be redeemed.
SECTION 11.Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Corporation shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 11(a), without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders:
(i) A subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock (including a subdivision effected via a stock dividend), in which event the Conversion Rate shall be adjusted based on the following formula:

CR0	=	the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such stock dividend, or (ii) the effective date of such subdivision, combination or reclassification
CR1	=
the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such stock dividend, or (ii) the effective date of such subdivision, combination or reclassification

OS0	=
the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such stock dividend or (ii) the effective date of such subdivision, combination or reclassification

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event
Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such subdivision effected via stock dividend, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.
(ii) The issuance or sale (which, for purposes of this clause (ii), shall include any series of related issuances and sales) of any Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock (“Common Stock Equivalents”), other than any ATM Equity Offering, at (A) a price per share that is less than $8.00 (as equitably adjusted after the Original Issuance Date to account for stock splits, combinations and other similar events) as of the date of issuance for such issuance or sale and (B) an aggregate sale price of at least $100,000,000, in which event the Conversion Rate will be increased based on the following formula:

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the date of issuance for such issuance or sale
CR1	=	the new Conversion Rate in effect immediately following the close of business on the date of issuance for such issuance or sale
OS 0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the date of issuance for such issuance or sale
X	=
The number of additional shares of Common Stock issued or sold or to be issued or sold (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised)

Y	=
equal to the quotient of (x) the aggregate amount of consideration received by the Corporation for such additional shares of Common Stock (and/or Common Stock Equivalents), divided by (y) the Conversion Price as of immediately prior to the close of business on the date of issuance for such issuance or sale

For purposes of this clause (ii), in determining whether any issuance or sale Common Stock or Common Stock Equivalents satisfies the criteria set forth in clause (A) and (B) of the first sentence thereof, there shall be taken into account any consideration the Corporation receives for such Common Stock or Common Stock Equivalents, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.
Any adjustment pursuant to clause (ii) shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and upon the consummation of such issuance shall become effective retroactively (x) in the case of an issuance or sale to the stockholders of the Corporation, as such, to the date immediately following the close of business on the date of issuance for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents, and (y) in all other cases, on the date of such issuance or sale; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this clause (ii) shall be made only upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

In case any shares of Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the Fair Market Value of such consideration when received.
If Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this clause (ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be automatically readjusted, without any action required to be taken by the Corporation, the Board or any Holder (but to no greater extent than originally adjusted), in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable.

(iii) The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 11(a)(vi) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance
CR1	=	the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance
OS 0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance;
X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants
Y	=
the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.

For purposes of this clause (iii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.
Any adjustment made pursuant to this clause (iii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.
(iv) The Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) any Permitted Cash Dividend, (B) dividends or distributions referred to in Section 11(a)(i) or Section 11(a)(iii) hereof, (C) Distribution Transactions as to which Section 11(a)(v) shall apply and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 11(a)(vi) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1	=	the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0	=	the Current Market Price as of the Record Date for such dividend or distribution
FMV	=
the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Corporation shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v) The Corporation effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be adjusted based on the following formula:

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction
CR1	=	the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction
FMV	=
the arithmetic average of the volume-weighted average prices for a share of the Capital Stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such Capital Stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Corporation) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such Capital Stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Corporation), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction

MP0	=	the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction
Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 11(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(v).
(vi) If the Corporation has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date or Change of Control Conversion Date, as applicable, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date or Change of Control Conversion Date, as applicable, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of the Common Stock as described in Section 11(a)(iii) (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 11(a)(iii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Corporation for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Corporation had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 11(a)(i) or Section 11(a)(iv), as applicable.
To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.
Notwithstanding anything to the contrary in this Section 11(a)(vi), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.
(b)    Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date or Change of Control Conversion Date, as applicable.

(c)    When No Adjustment Required. (i) Except as otherwise provided in this Section 11, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.
(ii) Except as otherwise provided in this Section 11, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.
(iii) No adjustment to the Conversion Rate will be made:
(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Corporation bears the ordinary costs of administration and operation of the plan, including brokerage commissions;
(B) upon the issuance of any shares of Common Stock or options or rights to purchase, or other securities convertible into or exchangeable or exercisable for such shares pursuant to any present or future employee, director, manager or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee or director agreements or arrangements or programs, in each case where such issuance, plan, program, agreement or arrangement is or has been approved by the Board or a committee thereof (including, for the avoidance of doubt, the Company Stock Plans);
(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security;
(D) upon the issuance of Capital Stock of a Subsidiary of the Corporation issued to the Corporation or any Subsidiary of the Corporation;
(E) upon the issuance of any shares of Common Stock in connection with any “business combination” (as defined in the rules and regulations promulgated by the Securities and Exchange Commission) or as otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, including but not limited to UpREIT or DownREIT structured acquisitions, or settlement of deferred liabilities in connection therewith; or
(F) for a change in the par value of the Common Stock.
(d)    Successive Adjustments. After an adjustment to the Conversion Rate under this Section 11, any subsequent event requiring an adjustment under this Section 11 shall cause an adjustment to each such Conversion Rate as so adjusted.
(e)    Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.
(f)    Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 11, the Corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):
(i) compute the adjusted applicable Conversion Rate in accordance with this Section 11 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and
(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.
(g)    Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 11(g) and any adjustment contained therein and the Conversion

Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 11.
(h)    Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Corporation’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or Change of Control Conversion Date, as applicable, or (ii) one additional whole share of Common Stock. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date or Change of Control Conversion Date, as applicable.
SECTION 12.Adjustment for Reorganization Events.
(a)    Reorganization Events. In the event of:
(i) any reclassification, statutory share exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which at least a majority of the outstanding shares of Common Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;
(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the assets of the Corporation, in each case pursuant to which the Common Stock (but not the Series A Preferred Stock) is converted into cash, securities or other property; or
(iii) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Series A Preferred Stock) into other securities;
(each of which do not qualify as a Change of Control and is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 12(d), remain outstanding and, for the avoidance of doubt, each Holder shall retain its rights in connection with a Change of Control as set forth on Section 9 and shall retain the right to effect a conversion pursuant to and in accordance with Section 6 hereof, but the shares of Series A Preferred Stock shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date or Change of Control Conversion Date, as applicable) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the Liquidation Preference applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 12(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.
(b)    Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.

(c)    Reorganization Event Notice. The Corporation (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.
(d)    Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 12, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.
SECTION 13.Voting Rights.
(a)    General. Except as provided by law or by the provisions of Section 13(b), Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Corporation then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Corporation); provided that, until the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and, if applicable, under the Canadian Competition Act, applicable to Holders Affiliated with Providence Equity Partners LLC (collectively, the “PEP Holders”), with respect to such PEP Holders, and Holders Affiliated with ASOF Holdings I, L.P. and Ares Capital Corporation (collectively, the “Ares Holders”), with respect to such Ares Holders, shares of Series A Preferred Stock and the shares of Common Stock issuable upon conversion thereof held by the PEP Holders and the Ares Holders, as the case may be, will not entitle such Holders to vote for the election of any directors of the Corporation or any Subsidiary of the Corporation (the “Limited Voting Rights”). Subject to the Limited Voting Rights, each Holder shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such Holder could then be converted pursuant to Section 6 at the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at the date such vote or consent is tak en or any written consent of stockholders is first executed. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Bylaws.
(b)    Adverse Changes. In addition to any other vote required by the Charter, the Bylaws or applicable law,
(i) the vote or consent of the Holders of at least (x) 75% (during the period in which the Ares 90% Beneficial Holding Requirement is satisfied) or (y) a majority (during all other periods) of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, directly or indirectly, whether or not such approval is required pursuant to the MGCL:
(a) any amendment, modification, supplementation, waiver or other change of any provision of the Charter in a manner that adversely alters or changes the rights, powers, preferences or privileges of the Holders of the Series A Preferred Stock including as a result of a merger, amalgamation, consolidation or other similar or extraordinary transaction.
(ii) the vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, directly or indirectly, whether or not such approval is required pursuant to the MGCL:
(a) the authorization, issuance or reclassification of any Parity Stock or Senior Stock, or any amendment or alteration of the Company Charter Documents to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Parity Stock (including any increase in the number of authorized or issued shares of Series A Preferred Stock, other than with respect to PIK Dividends) or Senior Stock;
(b) the redemption, repurchase or other acquisition of any Junior Stock by the Corporation (provided that, for the avoidance of doubt, the foregoing shall not restrict (i) any repurchase of unvested shares at cost following termination of an employee, advisor or consultant of the Corporation or its Subsidiaries, (ii) repurchases or acquisitions pursuant to the cashless exercise of Company Stock Options (as defined in the Investment Agreement) or the forfeiture or withholding of Taxes with respect to

Company Stock Options, Company Restricted Shares (as defined in the Investment Agreement), Company PSUs (as defined in the Investment Agreement) or Company RSUs (as defined in the Investment Agreement) or (iii) the repurchase, redemption or other acquisition of shares issued in connection with existing DownREIT arrangements);
(c) the incurrence of any additional Indebtedness by the Corporation or its Subsidiaries not otherwise permitted under the Corporation’s Indebtedness Agreements existing on the Closing Date, as they may be amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time;
(d) the effecting by the Corporation or any of its Subsidiaries of any voluntary deregistration under the Exchange Act or any voluntary delisting with the NYSE in respect of the Common Stock other than in connection with a Change of Control pursuant to which the Corporation agrees to satisfy, or will otherwise cause the satisfaction, in full of its obligations under Section 9 of these Articles Supplementary; and
(e) in connection with any financing transaction or any capital raising transaction, the issuance of preferred stock, senior securities or securities convertible into preferred stock or senior securities in any Subsidiary of the Corporation to any Person that is not the Corporation or a wholly-owned Subsidiary of the Corporation;
provided, however, that the authorization, creation or classification of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than the Series A Preferred Stock) into, or the issuance of, Junior Stock will not require the vote the Holders of the Series A Preferred Stock.
For purposes of this Section 13, the filing in accordance with applicable law of articles supplementary or any similar document setting forth or changing the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of any class or series of stock of the Corporation shall be deemed an amendment to the Charter.
(c)    Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent. The Holders of shares of Series A Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter the contract rights, as expressly set forth in the Charter, of only the Series A Preferred Stock.

(d)    For the avoidance of doubt, the Holders of Series A Preferred Stock shall have the exclusive consent and voting rights set forth in Section 13(b) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.
(e)    All of the Holders of the Series A Preferred Stock shall be entitled to receive a pro rata (in proportion to the number of shares of Series A Preferred Stock held by such Holder) amount of any consent fee or other consideration (including rights to participate in a future proposed issuance) that is provided by the Corporation or its Subsidiaries to any Holder of Series A Preferred Stock in connection with such Holder’s agreement to provide its written approval in connection with such Holder’s right under this Section 13.
(f)    Notwithstanding anything to the contrary in this Section 13, if at any time the number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock could be converted exceeds the Share Cap, then unless the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of the Share Cap has been approved by holders of the Common Stock in accordance with applicable NYSE stockholder approval requirements, during such time the Holders of Series A Preferred Stock shall not have the right to vote shares of Series A Preferred Stock to the extent the number of shares of Common Stock into which the outstanding Series A Preferred Stock could be converted would exceed the Share Cap.
SECTION 14.Appraisal Rights; Preemptive Rights. Holders of the Series A Preferred Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board, upon the affirmative vote of a majority of the Board and upon such terms and conditions as specified by the Board, shall determine that such rights apply, with respect to the Series A Preferred Stock, to one or more transactions occurring after the date of such determination in connection with which Holders would otherwise be entitled to exercise such rights. Except for the right to participate in certain issuances of securities by the Corporation, as set forth in Section 5.12 of the Investment Agreement, the Holders shall not have any preemptive rights.
SECTION 15.Information Rights. So long as the Providence 25% Beneficial Holding Requirement is satisfied, with respect to the Providence Purchasers, and so long as the Ares 25% Beneficial Holding Requirement is satisfied, with respect to the Ares Purchasers, the Corporation agrees to provide the Providence Purchasers and/or the Ares Purchasers, as the case may be, with the information as set forth in, and in accordance with, Section 5.13 of the Investment Agreement.
SECTION 16.Term. Except as expressly provided in these Articles Supplementary, the shares of Series A Preferred Stock shall have no stated maturity date and the term of the Series A Preferred Stock shall be perpetual.
SECTION 17.Waiver of Restrictions on Ownership and Transfer. The Series A Preferred Stock shall be subject to the provisions of Article VII of the Charter; provided that the Corporation has granted to certain initial Holders of the Series A Preferred Stock an exemption from certain restrictions in Article VII pursuant to Section 7.2.7 of the Charter and may, in its reasonable discretion, in the future grant exemptions to future Holders, including pursuant to Section 5.10(c) of the Investment Agreement; provided, further, that Section 7.2.1(a)(iv) of the Charter and any related provisions therein concerning the Corporation’s status as a “domestically controlled investment entity” within the meaning of Section 897(h)(4)(B) of the Code shall not apply to the Beneficial Ownership or Constructive Ownership (each as defined in the Charter) of shares of Series A Preferred Stock.
SECTION 18.No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
SECTION 19.Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be EQ Shareowner Services. The Corporation may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Corporation shall send notice thereof either by first class mail, postage prepaid or by electronic submission, including by email, to the Holders.
SECTION 20.Replacement Certificates. (a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates representing the Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the

Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.
(b)    Certificates Following Conversion. If physical certificates representing the Series A Preferred Stock are issued, the Corporation shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date or Change of Control Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date or Change of Control Conversion Date, as applicable, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly represented by the physical certificate.
SECTION 21.Taxes. (a) Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the of Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
(b)    Withholding.
(i)     All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders. The Corporation shall promptly notify the Holders if it determines that it has such requirement to withhold and give the Holders a reasonable opportunity to provide any form or certificate to reduce or eliminate such withholding. Upon a Holder’s reasonable request, the Corporation shall use commercially reasonable efforts to provide information required in connection with obtaining refunds and reductions of, and exemptions from, withholding taxes. Notwithstanding Section 21(c), the Corporation may, as a protective measure, withhold on any PIK Dividend paid to a Holder that is not a United States person unless such Person provides a form establishing a reduction or exemption therefrom.
(ii) Each Holder that is a United States person (as defined for U.S. federal income tax purposes) shall provide to the Corporation an executed copy of IRS Form W-9. Each Holder that is not a United States person shall provide to the Corporation an executed copy of the IRS Form W-8 applicable to such Holder and any other applicable evidence, which shall establish any exemption from, or reduction in, U.S. federal withholding tax to which such Holder is entitled in respect of the Series A Preferred Stock (or in respect of the shares of Common Stock received upon their conversion). If any form or any other applicable evidence that a Holder previously delivered expires or becomes obsolete or inaccurate in any respect, such Holder shall promptly update such form and any other applicable evidence or promptly notify the Corporation in writing of its legal inability to do so.
(iii) Notwithstanding anything herein to the contrary, if the Corporation pays, is assessed, or is otherwise liable for any withholding taxes in respect of amounts paid or deemed paid to a Holder as result of an adjustment to the Conversion Rate, a payment of dividends in the form of Series A Preferred Stock, or any other circumstance in which the taxes are not satisfied by withholding from amounts that would otherwise be paid to the Holder, the Corporation may, at its option, set off such taxes against any payments of cash, Series A Preferred Stock, or Common Stock that would be made to such Holder, including future dividends, redemption proceeds, or shares of Common Stock issued upon a conversion of shares of Series A Preferred Stock, and the Holder shall indemnify and hold harmless the Corporation for any such taxes.
(c)    Tax Treatment. The Corporation (i) acknowledges that to the extent permitted by law, the Series A Preferred Stock shall be treated as stock that is not “preferred stock” within the meaning of Section 305 of the Code, and any applicable regulations promulgated thereunder, and (ii) to the extent permitted by law shall not for tax purposes report any dividends to the Holders other than Dividends that (A) are declared and paid in cash or (B) are taxable pursuant to Section 305(c) of the Code as a result of an adjustment pursuant to Section 11 hereof that relates to an actual distribution of property as defined in Section 317 of the Code. To the extent permitted by law the Corporation and the Holders agree to take no positions or actions inconsistent with such treatment.

SECTION 22.Notices. Except as otherwise provided herein, all notices referred to herein shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid: (i) if to the Corporation, to its office at OUTFRONT Media Inc., 405 Lexington Avenue, New York, NY, 10174 (Attention: General Counsel; Email: richard.sauer@outfrontmedia.com), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.
SECTION 23.Facts Ascertainable. When the terms of these Articles Supplementary refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Corporate Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Corporate Secretary of the Corporation shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.
SECTION 24.Waiver. Notwithstanding any provision in these Articles Supplementary to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of (x) 75% (during the period in which the Ares 90% Beneficial Holding Requirement is satisfied) or (y) a majority (during all other periods) of the shares of Series A Preferred Stock then issued and outstanding.
SECTION 25.Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECOND: The shares of Series A Preferred Stock have been classified and designated by the Board under the authority contained in Section 6.4 of the Charter and §2-105 of the MGCL.
THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: These Articles Supplementary shall become effective at 12:31 p.m., Eastern Time, on April 20, 2020.
FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Corporate Secretary on this 16th day of April, 2020.

ATTEST:	OUTFRONT MEDIA INC.

/s/ Louis Capocasale	By:	/s/ Matthew Siegel
Louis Capocasale		Matthew Siegel
Corporate Secretary		Executive Vice President and Chief
Financial Officer